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EXHIBIT 10.25

September 13, 2001

Dr. David Kaslow
741 Woodleave Rd.
Bryn Mawr, PA 19010

Dear David:

    It is with great pleasure that we present our offer to you of the position of Chief Scientific Officer of Vical Incorporated, (the "Company"), effective no later than October 15, 2001. We are all delighted about the prospect of your joining our Senior Management team.

    This letter sets forth the basic terms and conditions of your employment with the Company. By signing this letter, you will be agreeing to these terms:

    1.  Duties and Scope of Employment.

    (a)  Position.  The Company agrees to employ you as Chief Scientific Officer. You will report to the Chief Executive Officer of the Company and have the powers and duties commensurate with such position.

    (b)  Obligations.  During the term of your employment, you will devote your full business efforts and time to the Company and its subsidiaries (if any). You will not render services to any other person or entity without the express prior approval of the Chief Executive Officer. During your employment, you will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company; provided that you may own less than one percent of the outstanding securities of any publicly-traded corporation.

    2.  Compensation.

    (a)  Salary.  During your employment, the Company agrees to pay you as compensation for your services a base salary at the annual rate of $250,000 or at such higher rate as the Company may determine from time to time. Such salary will be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.")

    (b)  Bonus.  You will be eligible for a performance-based annual cash bonus, at the discretion of the Board of Directors, targeted at 20% to 30% of your Base Compensation during 2001. Bonuses are generally proposed in January of each year for the previous year and, if approved by the Board of Directors, are paid out in February.

    3.  Employee Benefits.

    (a)  Company Benefits.  During the term of your employment, you will be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The benefits may be changed from time to time by the Company. Current employee benefits are described in the enclosed benefit summary.

    (b)  Vacation  You will be entitled to five weeks of vacation which accrues according to the following schedule:

Annual Accrual (Hours)	Pay Period Accrual (Hours)	Maximum Accrual
200	8.33	400

    4.  Business Expenses.  During your employment, you will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

    5.  Stock Option.  The Company will grant to you a stock option (such option to be an incentive stock option to the extent permitted by law) to purchase from the Company 125,000 shares of the Company's common stock (the "Shares"). The exercise price of your stock option will be equal to the fair market value on the date of the grant. Your stock option will be granted pursuant to the Stock Incentive Plan of Vical Incorporated and will be subject to the terms and conditions of the Plan and the Company's form of stock option agreement, a copy of which is enclosed. Your stock options will vest (become exercisable) on a quarterly basis over a four-year period, subject to a one-year "cliff" vesting provision.

    6.  Proprietary Information and Inventions Agreement.  You will be required to sign and abide by the terms of the Company's Employee's Proprietary Information and Inventions Agreement, a copy of which is enclosed.

    7.  Immigration Documentation.  Please be advised that your employment is contingent on your ability to prove your identity and eligibility to work in the United States. You must comply with the Immigration and Naturalization Service's employment verification requirements. Please review the attached sample I-9 form. Documents which establish identity and employment eligibility must be presented to Vical within three days of commencing employment.

    8.  Term and Termination of Employment.

    (a)  "At Will" Employment.  Your employment with the Company is "at will" and not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause. Except as expressly provided in subsection (c) below, upon a termination of your employment, you will only be entitled to the compensation, benefits and reimbursements described in Section 2, 3 and 4 for the period preceding the effective date of the termination.

    (b)  Definitions.  For all purposes under this Agreement,

      (i)  "Good Reason" shall mean (A) you have incurred a material reduction in your authority or responsibility, (B) a more than 25 percent reduction in Base Compensation or (C) a material breach of this Agreement by the Company;

      (ii) "Cause" shall mean (A) a failure to perform your duties hereunder, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (B) gross misconduct or fraud or (C) conviction of, or a plea of "guilty" or "no contest" to, a felony.

      (iii) "Disability" shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your incapacity due to physical or mental illness.

    (c)  Salary Continuation.  Subject to subsection (d) below, the Company will continue to pay your Base Compensation (at the annual rate then in effect) for up to twelve months following the termination of your employment if, prior to the fourth annual anniversary of the commencement of your employment:

      (i)  the Company terminates your employment without your consent for any reason other than Cause or Disability; or

      (ii) you voluntarily resign your employment for Good Reason.

The payments under this subsection (c) will cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to the Company, of any and all claims that you may have against the Company.

    (d)  Mitigation.  The payments under subsection (c) above shall be reduced on a dollar-for-dollar basis by any other compensation earned by you for personal services performed as an employee or independent contractor during the twelve-month period following the termination of your employment, including (without limitation) deferred compensation. You will apply your best efforts to seek and obtain other employment or consulting engagements, whether on a full- or part-time basis, during such twelve-month period in order to mitigate the Company's obligations under subsection (c) above. At reasonable intervals, you will report to the Company with respect to such efforts and any compensation earned during such twelve-month period.

    9.  Dispute Resolution.  You and the Company ("the parties ") agree that any dispute arising out of or related to your employment shall be resolved as provided in the Dispute Resolution Procedures attached hereto as Exhibit A.

    10.  Relocation & Housing.  Vical will provide you with an interest free promissory note forgivable over a four year period. The total loan amount will be $300,000.00. One fourth of such note shall be forgiven on each of the first four anniversaries of your first day of employment, assuming purchase of a residence in California. I encourage you to discuss the tax consequences of this note, including taxes on the imputed interest amounts, with your tax advisor. Additionally, Vical will provide an interest only promissory note in the amount of $150,000 for a four year period. Interest will be calculated at the Annual Federal Rate (AFR) and payable monthly. In the event that you voluntarily terminate your employment with Vical or if you are involuntarily terminated for cause after less than four consecutive years of service, the unpaid balances of these notes shall be due and payable within 30 days after the last day of employment. In the event of a change of control with respect to the company, any unpaid balance of the forgivable loan will be forgiven as of the date of the closing of the transaction that results in the change of control. You can use these funds as a down payment on a residence in California. Vical will also provide a housing differential in the amount of $1,500 per month for a period of 24 months. Additionally, Vical will cover relocation costs for you and your family including a tax gross up on the following costs: Moving of household goods, packing and unpacking, closing costs, temporary housing for 60 days, reasonable trips for you and your family to locate housing, settle in new schools, etc. Vical will also arrange with a third party to purchase your current residence if you are unable to sell it within 60 days of the start of your employment at Vical. The sales price for the house will be determined by the third party's program for such sales. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, and it, together with your stock option agreement and Employee's Proprietary Information and Inventions Agreement, constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and an authorized officer of the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

    This offer letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement is governed by California law without regard to its choice of law provisions.

    To indicate your acceptance of this offer of employment, please sign below and return one signed copy to me no later than September 21, 2001.

Sincerely,

VICAL INCORPORATED

By
Vijay B. Samant President and Chief Executive Officer
ACCEPTED AND AGREED This day of , 2001:

Dr. David Kaslow

EXHIBIT A

Dispute Resolution Procedure

    You and the Company ("the parties ") agree that any dispute arising out of or related to your employment shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where subsection (g) below specifically allows a different remedy.

    (a) The complainant shall provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.

    (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator to be selected by the parties.

    (c) If the matter is not resolved through mediation, the parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

    (d) The arbitrator shall have the authority to determine whether the conduct complained of in subsection (a) of this Section 9 violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of subsection (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties, or change any lawful policy or benefit plan.

    (e) The Company will bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall pay its own attorneys fees, unless the arbitrator orders otherwise pursuant to applicable law.

    (f)  Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in sections (a) and (b) above.

    (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code Section 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions that the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

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  EXHIBIT 10.25
EXHIBIT A Dispute Resolution Procedure